Certificate of Designation

Exhibit 3.3

FORM BCA 6.10 (rev. Dec. 2003)
STATEMENT OF RESOLUTION
ESTABLISHING SERIES
Business Corporation Act

Jesse White, Secretary of State
Department of Business Services
Springfield, IL 62756
Telephone (217) 782-6961
www.cyberdriveillinois.com

Remit payment in the form of a check or money order payable to the Secretary of State.

________________ File #________________ Filing Fee: $ 25.00 Approved:

Submit in duplicate — Type or Print clearly in black ink — Do not write above this line

1. CORPORATE NAME: Soft Landing Labs, Ltd.

2. The Board of Directors on May 7 *(Month & Day)*, 2014 *(Year)* duly adopted the following resolution establishing and designating one or more series and fixing and determining the relative rights and preferences thereof:
If not sufficient space to cover this point, add one or more sheets of this size

Please See Attached.

3. The undersigned corporation has caused this statement to be signed by a duly authorized officer, who affirms, under penalties of perjury, that the facts stated herein are true. All signatures must be in <u>BLACK INK</u>.)

Dated 02/02/2015
(Month, Day & Year)

Soft Landing Labs, Ltd.
(Exact Name of Corporation)

[signature]
(Any Authorized Officer's Signature)

Abdel Fahmy, CEO
(Type or Print Name and Title)

Pursuant to the authority granted to and vested in the Board of Directors of Soft Landing Labs, Ltd (the “Corporation”) in accordance with the Corporation’s Certificate of Incorporation, as amended, which creates and authorizes one thousand (1,000) shares of preferred stock of the Corporation, par value of $.001 per share (the “Preferred Stock”), the Board of Directors of the Corporation hereby establishes a Series of Preferred Stock to consist of one thousand (1,000) shares, and hereby designates the voting power, designations, preferences, rights, qualifications, limitations or restrictions thereof of such Series of Preferred Stock, and the qualifications, limitations and restrictions thereof to be as follows:

Section 1. Designation and Amount.

The shares of such series shall be designated “Series A Preferred Stock” (“Series A Preferred Stock”) and the number of shares constituting such series shall be one thousand (1,000) shares, $.001 per share par value per share.  The one (1) share of Series A Preferred Stock is the first series of Preferred Stock authorized by the Corporation.  The Series A Preferred Stock shall have a stated value equal to $1.00 per share.  Notwithstanding anything to the contrary contained herein, the Series A Preferred Stock shall have priority to all stock of the Corporation previously issued, as to the matters set forth herein.

2. Redemption

Each Series A Preferred Shall is redeemed by the Corporation in whole or part at the price of $1.00 per share at the option of the Holder of the Series A Preferred Shares.

Section 3. Voting Rights.

The Series A Preferred Stock shall vote together with the holders of the Corporation’s common stock as a single class on all matters submitted to a vote of the Corporation’s stockholders. Each one (1) share of Series A Preferred Stock shall be entitled to 50,000 votes per share on all matters submitted to a vote of the Corporation’s stockholders representing an aggregate of 50,000,000 votes.

Section 4. Dividends.

The holders of the outstanding shares of Series A Preferred Stock shall not be entitled to receive dividends that may be issued by the Corporation.

In Witness Whereof, the Corporation has caused the Certificate of Designation of its Series A Preferred Stock to be duly and unanimously approved by its Board of Directors on this 2nd day of February, 2015.

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